UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2015

MYLAN N.V.

(Exact name of registrant as specified in its charter)

Netherlands	333-199861	98-1189497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Building 4, Trident Place, Mosquito Way, Hatfield Hertfordshire	AL10 9UL
(Address of Principal Executive Offices)	(Zip Code)

+44 (0) 1707 853 000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

On June 15, 2015, Mylan Inc., an indirect wholly owned subsidiary of Mylan N.V., delivered a notice to The Bank of New York Mellon, as trustee (the “Trustee”) under the Indenture dated as of May 19, 2010, as supplemented by the First Supplemental Indenture dated as of November 29, 2011, the Second Supplemental Indenture dated as of February 27, 2015 and the Third Supplemental Indenture dated as of March 12, 2015 (the “Indenture”), among Mylan Inc., the guarantors from time to time party thereto and the Trustee, governing Mylan Inc.’s 7.875% Senior Notes due 2020 (the “Notes”), notifying the Trustee of its election to redeem, subject to the satisfaction or waiver of the condition described below (the “Conditional Redemption”), on July 15, 2015 (the “Redemption Date”) all of the outstanding $1,000,000,000.00 principal amount of the Notes at a redemption price of 103.938% of the principal amount of the Notes to be redeemed (the “Redemption Price”), together with accrued and unpaid interest on such Notes to the Redemption Date and instructing the Trustee to provide notice of the Conditional Redemption to holders of the Notes. The redemption of the Notes is conditioned upon the closing of a new financing for the purpose of paying and in an amount sufficient to pay the Redemption Price and the accrued interest due and payable on the Redemption Date. Mylan Inc. anticipates the closing of the financing will occur on or prior to the Redemption Date. The redemption notice will become fully unconditional upon such closing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN N.V.

Date: June 15, 2015	By:	/s/ John D. Sheehan
John D. Sheehan
Executive Vice President and Chief Financial Officer